UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 28, 2005

AMERIGROUP Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31574	54-1739323
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4425 Corporation Lane, Virginia Beach, Virginia		23462
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(757) 490-6900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Attached as Exhibit 10.1 to this Current Report on Form 8-K is a form of option agreement that AMERIGROUP Corporation (the "Company") may use to grant nonqualified stock options under its 2005 Equity Incentive Plan (the "Plan"). The Company has previously filed with the Securities and Exchange Commission, as exhibits to certain earlier Current Reports on Form 8-K, additional forms of option agreements that it may continue to use under the Plan.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 6, 2005, the Company announced that Frederick C. Dunlap had been named Senior Vice President, Health Plan Operations, with responsibility for the Company’s health plans in Texas, Florida, Illinois and expansion efforts in Georgia. Effective October 28, 2005, Mr. Dunlap has been promoted to the position of Executive Vice President, Chief Operating Officer of the Company. As a result of Mr. Dunlap's promotion, James Carlson, age 53, who previously served as President and Chief Operating Officer of the Company, will cease to serve as Chief Operating Officer but will continue to serve as President of the Company.

Mr. Dunlap, age 46, has more than two decades of experience in healthcare and has held senior management positions in both Florida and Texas, the Company's two largest markets. He recently served as President and Chief Operating Officer of Concentra Inc., where he oversaw more than 10,000 employees and operations in 40 states.
During his six years at UnitedHealth Group Inc. from 1994 through 2000, Mr. Dunlap served as Chief Executive Officer of United Healthcare of Florida/Puerto Rico and as Vice President of Specialty Companies, including Evercare, where he supervised subsidiaries focused on Medicaid and long-term care. He previously held management positions at Equicor Inc. and Cigna Corp. Mr. Dunlap graduated from Colgate University.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIGROUP Corporation

November 3, 2005	By:	Stanley F. Baldwin

Name: Stanley F. Baldwin
Title: EVP General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Non-Qualified Stock Option Agreement